UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 26, 2007
(Date of earliest event reported)

VoIP, Inc.
(Exact name of Company as specified in its charter)

Texas	000-28985	75-2785941
(State or Other Jurisdiction)	(Commission File Number)	(I.R.S. Employer Identification)
of Incorporation)

 151 So. Wymore Rd., Suite 3000, Altamonte Springs, Florida 32714

  (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (407) 389-3232

N/A

 (Former name or former address, if changed since last report)

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 26, 2007, the Company issued and sold a $250,000 secured convertible note (the “Note”) to an accredited investor in a private placement for a net purchase price of $200,000. The Note is secured by a certain receivable of the Company and is due on October 4, 2007. In the event of the Company’s default under the terms of the Note, the unpaid portion of the Note becomes convertible into free-trading shares of the Company’s common stock, par value $0.001 per share, at a 30% discount to the average of the closing market price of the Company’s common stock over the five trading days immediately preceding such conversion, subject to a conversion price floor of $0.75 per share.

The investor also received a $36,250 fee in the form of an unsecured convertible note (the “Fee Note”) due on October 4, 2007 and convertible in the event of default under the same terms and conditions as those set forth in the Note.

We claim an exemption from the registration requirements of the Act for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investor is an accredited investor and/or qualified institutional buyer, the investor had access to information about us and his investment, the investor took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 - Convertible Promissory Note in the amount of $250,000 dated September 26, 2007
10.2 - Convertible Promissory Note in the amount of $36,250 dated September 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2007
VoIP, Inc. (Registrant)

	By:	/s/ Robert Staats
Robert Staats
Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number

10.1 - Convertible Promissory Note in the amount of $250,000 dated September 26, 2007
10.2 - Convertible Promissory Note in the amount of $36,250 dated September 26, 2007